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                                                              EXHIBIT 1.A.(5)(c)

                            CERTIFICATE OF ASSUMPTION


          This is to certify that, pursuant to an assumption reinsurance agreement with Monarch Life Insurance Company, Tandem Insurance Group, Inc. has assumed, effective as of January 1, 1991, all of the obligations and liabilities of Monarch Life Insurance Company under the policies of insurance described in the assumption reinsurance agreement, including Policy 1.D0011901 which has been issued to you.

          THIS CERTIFICATE OF ASSUMPTION FORMS A PART OF YOUR POLICY AND SHOULD BE ATTACHED TO IT.

          All premiums or annuity considerations now or hereafter due on this policy are payable to Tandem Insurance Group, Inc. at its Variable Life Service Center, P.O. Box 9025, Springfield, Massachusetts 01102.

          IN WITNESS WHEREOF, Tandem Insurance Group, Inc. has caused this Certificate of Assumption to be executed this 1st day of January, 1991.


                                        TANDEM INSURANCE GROUP, INC.
                                        800 Scudders Mill Road
                                        Plainsboro, New Jersey 08536

                                        By: /s/ THOMAS H. PATRICK
                                            --------------------------------
                                            Thomas H. Patrick
                                            Chairman of the Board, President
                                              Chief Executive Officer

Lloyd Y. Kong
North Oaks
#6 High Trees Road
Reigate Surrey England RH27EJ

MCA